Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-196327, 333-188538, 333-180178, 333-176281, 333-173218, 333-165444, 333-161510, 333-156884, 333-150871, 333-149747 333-145283, and 333-138590) of Globalstar, Inc. of our report dated March 2, 2015, with respect to the consolidated financial statements and effectiveness of internal control over financial reporting of Globalstar, Inc., which report appears in this Annual Report on Form 10-K of Globalstar, Inc. for the year ended December 31, 2014.

 /s/ Crowe Horwath LLP

Oak Brook, Illinois
 March 2, 2015